EXHIBIT 99.1

                                          TRANSPORT CORPORATION OF AMERICA, INC.
                                                         1715 YANKEE DOODLE ROAD
                                                                 EAGAN, MN 55121
                                                            Traded: Nasdaq: TCAM


COMPANY CONTACTS:

Mike Paxton                Keith Klein
President and CEO          Chief Financial Officer
(651) 686-2500             (651) 686-2500


FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 27, 2005


             TRANSPORT CORPORATION OF AMERICA ANNOUNCES AGREEMENT TO
              BE ACQUIRED BY AN AFFILIATE OF GOLDNER HAWN JOHNSON &
                              MORRISON INCORPORATED


MINNEAPOLIS, MINNESOTA, OCTOBER 27, 2005 - TRANSPORT CORPORATION OF AMERICA, INC. (NASDAQ: TCAM), announced today that it has signed a definitive merger agreement to be acquired by an affiliate of Minneapolis-based private equity investment firm, Goldner Hawn Johnson & Morrison Incorporated. Transport America will be the surviving entity after the merger. Under the terms of the merger agreement, each outstanding share of Transport America's common stock will be converted into the right to receive $10.00 in cash. Transport America currently has approximately 6.6 million shares of common stock outstanding, excluding options.

Transport America's two largest beneficial holders of common stock, Rutabaga Capital Management and Wasatch Advisors, Inc., together with Transport America's directors, in their capacity as shareholders, have entered into voting agreements with the acquirer and Transport America covering an aggregate number of shares and stock options representing, at the time of signing, 19.75% of Transport America's outstanding shares, whereby they agree to support the transaction.

A Special Committee of Transport America's Board of Directors, consisting of all of the independent directors, approved the transaction. Stephens Inc. served as financial advisor to the Special Committee since June of 2005 and provided the Special Committee with a fairness opinion. Robins, Kaplan, Miller & Ciresi L.L.P. acted as legal advisor to the Special Committee.

Michael Paxton, Chairman, President, and Chief Executive Officer, commented, "Prior to the approval of this agreement, the Special Committee of the Board conducted a lengthy process and considered a variety of strategic alternatives. This transaction not only provides a solid return to our shareholders, it also provides the organization with the opportunity to build on the progress we have made over the past several years. We support this transaction and look forward to working with the new ownership group to build on Transport America's high level of commitment to our customers, employees, and independent contractors."

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                                          TRANSPORT CORPORATION OF AMERICA, INC.
                                                         1715 YANKEE DOODLE ROAD
                                                                 EAGAN, MN 55121
                                                            Traded: Nasdaq: TCAM

The transaction is expected to be completed in Transport America's first fiscal quarter of 2006. Commitment letters have been obtained for all necessary debt financing in connection with the transaction from LaSalle Business Credit, LLC, Transport America's current principal lender. The transaction is subject to approval by Transport America's shareholders, funding under the financing commitments, and other customary conditions, including regulatory approvals.

Additional Information

In connection with Transport America's solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Transport America will file with the Securities and Exchange Commission (the "SEC"), and will furnish to shareholders of Transport America, a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information.

Participants in the Solicitation

Transport America and certain of its directors, executive officers and other members of management and employees, as well as affiliates of Goldner Hawn Johnson & Morrison Incorporated, may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of Transport America in favor of the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in Transport America's proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Transport America common stock as of April 6, 2005 is also set forth in the
Schedule 14A filed by Transport America on April 19, 2005 with the SEC.

Information About the Companies

Transport Corporation of America, Inc., based in the Minneapolis - St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States, Canada, and Mexico. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems. More information about the company can be found on its website at http://www.transportamerica.com.

Goldner Hawn Johnson & Morrison Incorporated is a Minneapolis-based private equity investment firm which was founded in 1989. More information about the firm can be found on its website at http://www.ghjm.com. Dorsey & Whitney LLP acted as legal advisor to the firm.

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                                          TRANSPORT CORPORATION OF AMERICA, INC.
                                                         1715 YANKEE DOODLE ROAD
                                                                 EAGAN, MN 55121
                                                            Traded: Nasdaq: TCAM

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company's actual results and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) Transport America may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions, (2) the highly competitive conditions that currently exist in the Company's market and the Company's ability to compete, (3) the Company's ability to recruit, train, and retain qualified drivers, (4) increases in fuel prices, and the Company's ability to recover these costs from its customers, (5) the impact of environmental standards and regulations on new revenue equipment, (6) changes in governmental regulations applicable to the Company's operations, (7) adverse weather conditions, (8) accidents, (9) the financing and resale market for used revenue equipment, (10) changes in interest rates, (11) cost of liability insurance coverage, (12) changes in safety rating by Regulatory authorities, and (13) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.